UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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PUTNAM MANAGED MUNICIPAL INCOME TRUST
PUTNAM MUNICIPAL OPPORTUNITIES TRUST

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Dear Shareholder:

An important special shareholder meeting for the future of your Fund is scheduled for October 27, 2023.

Saba Capital Management is an activist closed-end fund investor offering no long-term plan for the Funds. Should Saba’s campaign succeed, it could disrupt the operations of the Funds, leaving them without an investment adviser.

Putnam Investments operates the Funds with active, experienced portfolio managers. Putnam has served the Funds as investment adviser for more than 30 years.

(over, please)

The Funds have strong rankings in their categories as of July 31, 2023

FUND	1 year	3 years	5 years	10 years

Putnam Managed Municipal	Top 23%	Top 43%	Top 34%	Top 25%
Income Trust (PMM)	(4th of 17)	(6th of 13)	(4th of 11)	(3rd of 11)

Putnam Municipal	Top 37%	Top 28%	Top 9%	Top 23%
Opportunities Trust (PMO)	(21st of 57)	(15th of 53)	(4th of 48)	(11th of 47)

PMM Lipper category: High Yield Municipal Debt Funds.

PMO Lipper category: General & Insured Municipal Debt Funds (leveraged).

Lipper rankings are based on total return without sales charge relative to all share classes of funds with similar objectives as determined by Lipper. Past performance is not indicative of future results.

Source: Lipper, a Refinitiv company.

Every vote counts, no matter how many shares you own. Please help your fund by submitting your vote today.

If you have any questions, please contact our Proxy Solicitor, EQ Fund Solutions, at 1-877-536-1555, Monday through Friday between the hours of 9:00 a.m. and 10:00 p.m. Eastern Time.

All investments involve risk, including the loss of principal. You can lose money by investing.

Investors should carefully consider the investment objectives, risks, charges, and expenses of a fund before investing. For a prospectus, or a summary prospectus if available, containing this and other information for any Putnam fund or product, contact your financial representative, call Putnam at 1-888-4-PUTNAM (1-888-478-8626), or go to putnam.com to view or download a prospectus. Please read the prospectus carefully before investing.

Putnam Retail Management | 100 Federal Street | Boston, MA 02110